November 5, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Marky Corp. (the Company) and issued consolidated financial statements for the years ended January 31, 2024. On November 4, 2024, we were informed of our dismissal. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 5, 2024, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

/s/ Yinka Oyebola

Olayinka Oyebola & Co

 Lagos, Nigeria

November 5, 2024